UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2005
Carriage Services, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-11961	76-0423828

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1900 St. James Place, 4th Floor Houston, Texas		77056

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (713) 332-8400

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 14, 2005, Carriage entered into an employment agreement with Joseph Saporito, its Executive Vice President and Chief Financial Officer, whose previous employment agreement expired in accordance with its terms. The new employment agreement provides for an annual base salary of $270,000, plus certain benefits including but not limited to eligibility for a year-end bonus based on performance, eligibility for stock option and restricted stock grants, and other benefits generally available to employees. The agreement extends through September 30, 2010 and may sooner terminate with no further obligation of Carriage for additional payments upon the death or disability of the employee or his termination from employment for cause. If Mr. Saporito is terminated without cause, Carriage is obligated to continue to pay the employee his salary and provide benefits for a period of 12 months. Mr. Saporito has agreed that for two years following the termination of his employment agreement, he will not compete with Carriage or will induce any employees of Carriage to leave Carriage. In addition, if Carriage undergoes a “Corporate Change” (as defined in our 1996 Stock Option Plan) and Mr. Saporito leaves our employment, then he would be entitled to receive compensation and benefits for 12 months or until the remainder of his contract term, whichever is longer.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Carriage Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIAGE SERVICES, INC.
Date: November 16, 2005	By:	/s/ Joseph Saporito
Joseph Saporito
Executive Vice President and Chief Financial Officer